Exhibit 99.1

MICHAEL H. MOSKOW ELECTED

TO TAYLOR CAPITAL GROUP BOARD

Edward T. McGowan leaves Taylor Capital Group Board,

remains on Cole Taylor Bank Board

ROSEMONT, IL - November 10, 2008 - Taylor Capital Group, Inc. (NASDAQ: TAYC) today announced the election of Michael H. Moskow, former president and chief executive officer of the Federal Reserve Bank of Chicago, to the company's Board of Directors. The company also announced that Edward McGowan has resigned from the Taylor Capital board after 11 years of service but will remain a director of Cole Taylor Bank.

Harrison I. Steans, Chairman of the Executive Committee of Taylor Capital, said, "I am delighted to welcome Michael Moskow to Taylor Capital. I have known Michael for many years and have followed his distinguished career of public and private service. He brings exceptional talents and experience to our board."

"We are exceptionally fortunate to have Michael Moskow join our board. His extensive knowledge of the global marketplace and Chicago's important role within it adds significant depth to our leadership, "said Bruce W. Taylor, Chairman of Taylor Capital. "We look forward to benefiting from his counsel."

Taylor added, "We are grateful to Ed McGowan, who has been a member of the Taylor Capital board since the company was formed in 1997. He has been an important part of our growth and successes over these many years. While the Taylor Capital board will miss his wisdom and guidance, we are grateful that he will continue to serve on the Cole Taylor Bank board as he has since 1984."

Michael H. Moskow is the Vice Chairman and Senior Fellow on the Global Economy at the Chicago Council on Global Affairs. From 1994 to 2007, he served as president and chief executive officer of the Federal Reserve Bank of Chicago. In that capacity, he was a member of the Federal Open Market Committee, the Federal Reserve's most important monetary policy-making body. During the course of his public career, Mr. Moskow was confirmed by the United States Senate for five Federal government positions.

Mr. Moskow's early career included teaching at several universities and serving in several governmental positions, including as undersecretary of labor in the 1970s. He joined the private sector in 1977 at Esmark, Inc. and later held senior positions with Northwest Industries, Dart and Kraft, Inc., and Premark International. In 1991, President George H. W. Bush appointed Mr. Moskow to the position of Deputy United States Trade Representative, with the rank of Ambassador. He returned to academia in 1993, joining the faculty of the Kellogg Graduate School of Management at Northwestern University where he was a professor of strategy and international management at the time of his appointment as president of the Federal Reserve Bank of Chicago.

Mr. Moskow is the former chairman of The Economic Club of Chicago and is a director and former chairman of the National Bureau of Economic Research, and a director of the Northwestern Memorial Foundation, World Business Chicago and the Chicagoland Chamber of Commerce. He is also a trustee of Lafayette College and a member of the Advisory Board to the Kellogg Graduate School of Management. He is a member of several boards of directors, including Commonwealth Edison and Discover Financial Services. He holds an A.B. in economics from Lafayette College in Easton, Pennsylvania, and a Ph. D. in business and applied economics from the University of Pennsylvania.

About Taylor Capital Group, Inc. (Nasdaq: TAYC)

Taylor Capital Group, Inc. is a $4 billion bank holding company for Cole Taylor Bank, a Chicago-based commercial bank specializing in serving the business banking, real estate lending and wealth management requirements of closely held and family-owned small- and medium-sized businesses. Cole Taylor is a member of the FDIC and an Equal Housing Lender.

Media Contact: Ilene Stevens

847.653.7731

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